Subj: News Release
          Date: 96-08-05 15:19:34 EDT
          From: GLHobson
          To:   JPYEROS

          News Release


             FROM:  Williamson & Associates           FOR:
          International Nursing
          Services, Inc.
                         730 Fifth Avenue, 9th Floor
          (NASDAQ SmallCap: NURS)
                              New York, NY  10019-4105
          Contact:       Edward Williamson             Contact:
                         John P. Yeros, Chairman
                  Tel:         (800) 992-6616
          International
          Nursing Services, Inc.
          Tel:  (303) 393-1515

          FOR IMMEDIATE RELEASE

          International Nursing Services Acquires
          STAT Health Care Services


                    DENVER, CO July 24, 1996 International
          Nursing Services, Inc. (NASDAQ NURS) today announced that it has completed the acquisition of STAT Health Care Services, New York, for $1.5 million cash and 200,000 shares of common stock.

                STAT Health Care Services, Inc. provides nurse and home care staffing services in the metropolitan New York area. For 1995, STAT Health Care Services had unaudited revenues of $5.6 million and earnings of $550,000. John P. Yeros, Chairman of International Nursing Services, said, With the acquisition of STAT, our combined 1996 revenues will be about $17 million. The acquisition increases NURSs presence in New York in accordance with its corporate strategy of acquiring complementary businesses in strategic geographic markets in the U.S.

                The Company purchased Paxxon Services in
          September 1994 and Ellis Registry in April 1996, both of Yonkers, New York. With the acquisition of STAT and Ellis, the Company is a licensed home care provider with a service area that includes the Bronx, Manhattan, Queens, and the counties of Nassau, Rockland, Putnam, Suffolk and Westchester.

                The STAT acquisition brings to the Company additional strengths, including a home health aide training program sanctioned by New York State and a concentration of business that will assist in extending the service area to other boroughs and counties. The training program continues to be a successful recruiting mechanism for STAT and the Company is looking to replicate it for Ellis.

                International Nursing Services provides skilled nursing, rehabilitation and other medical personnel for flexible staffing in the home care market and in more than 750 hospitals, clinics, nursing homes, and other health care and educational facilities. The Company reported earnings of $507,000 or 10-cents per share on revenues of $3,364,000 for the first quarter ending March 31, 1996.

          ###